Exhibit 5.2
July 20, 2006
Solectron Global Finance Ltd.
Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95035
U.S.A.
Dear Ladies and Gentlemen:

Re:	Solectron Global Finance Ltd.
Exchange of $150,000,000 of 8.00% Senior Subordinated Notes due 2016
We have acted as special Cayman counsel to Solectron Global Finance Ltd. (“SGFL”) in connection with the filing by SGFL and Solectron Corporation (“Solectron”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).
Pursuant to the Registration Statement, SGFL is registering under the Securities Act an aggregate principal amount of $150,000,000 of registered 8.00% Senior Subordinated Notes due 2016 (the “Exchange Notes”) for a like principal amount of the SGFL’s outstanding 8.0% Senior Subordinated Notes due 2016 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement. The Outstanding Notes are guaranteed by Solectron. The registration statement also covers the exchange of the guarantees associated with the original notes (the “Original Guarantees”) for the guarantees associated with the Exchange Notes (the “Exchange Guarantees”).
The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to an indenture dated as of February 21, 2005 (the “Indenture”) among the SGFL, Solectron and U.S. Bank National Association, as trustee.
In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of February, 21, 2005 (the “Registration Rights Agreement”), by and among SGFL, Solectron and the initial purchasers listed therein; (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes, included as exhibits to the Indenture; and (e) the other documents delivered by or on behalf of SGFL, Solectron and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes and the Exchange Guarantees. We have also examined copies of such company records of SGFL and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
We have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) that the Indenture is a legal and binding obligation of the Trustee and that the Exchange Notes will be duly authenticated by the Trustee; and (d) the legal capacity of natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Subsidiary Guarantors.
Our opinions are expressed only with respect to the laws of the Cayman Islands in force and currently applied by the courts of the Cayman Islands as at the date hereof. We have made no investigation and express no opinion as to the law of any jurisdiction other than the Cayman Islands.
On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:
1.	SGFL is validly existing as an exempted company with limited liability in good standing under the laws of the Cayman Islands;

2.	The Indenture has been duly authorized, executed and delivered by SGFL;

3.	The compliance by SGFL with the provisions of the Exchange Notes, and the consummation of the transactions therein contemplated will not result in any violation of the provisions of the Memorandum and Articles of Association of SGFL, or of any applicable Cayman Islands law, statute, rule, regulation, judgment, order, writ or decree, known to us to be generally applicable to SGFL in such transactions, of any Cayman Islands government, government instrumentality or court having jurisdiction over the Company or any of its assets or operations.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. Further, we consent to the reliance by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on this letter in connection with their opinions regarding the enforceability of the Exchange Notes against SGFL. This opinion letter speaks only at as of its date and is based solely on the facts and circumstances known to us and as of such date.
Yours sincerely,
/s/ Charles Adams Ritchie & Duckworth
CHARLES ADAMS RITCHIE & DUCKWORTH